EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Zomedica Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value	457(c) and 457(h)(2)	486,249(3)	$0.15	$72,937.35	$0.00014760	$10.77
Total Offering Amounts					$72,937.35	$0.00014760	$10.77
Total Fee Offsets							-
Net Fee Due							$10.77

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common shares, no par value (the “Common Shares”), of Zomedica Corp. (the “Company”) that may become issuable under the terms of the Company’s Amended and Restated Stock Option Plan (the “Stock Option Plan”) by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Shares.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low selling prices of the Common Shares on June 27, 2024, as reported on the NYSE American.

(3)	Represents 486,249 shares reserved for issuance under the Stock Option Plan.

Table 2 - Fee Offset Claims and Sources

N/A